UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549

                                    FORM 15

CERTIFICATION   AND  NOTICE  OF  TERMINATION  OF  REGISTRATION  UNDER
SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                   Commission File Number 0-22032
                                                          --------

                        Ceanic Corporation<F1>
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          (Exact name of registrant as specified in its charter)

    900 Town & Country Lane, Houston, Texas 77024, (713) 430-1100
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(Address, including zip code, and telephone number, including area code, of registrant's principle executive offices)

                     Common Stock, no par value per share
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         (Title of each class of securities covered by this Form)

                                None
     ---------------------------------------------------------------
 (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  [X]     Rule 12h-3(b)(1)(i)     [ ]
          Rule 12g-4(a)(1)(ii) [ ]     Rule   12h-3(b)(1)(ii)  [ ]
          Rule 12g-4(a)(2)(i)  [ ]     Rule 12h-3(b)(2)(I)     [ ]
          Rule 12g-4(a)(2)(ii) [ ]     Rule 12h-3(b)(2)(ii)    [ ]
                                       Rule 15d-6              [ ]

     Approximate number of holders of record as of the  certification or notice date:  1

     Pursuant   to   the   requirements  of  the  Exchange  Act,  the
undersigned   has  caused this certification/notice to be signed  on
its behalf by the undersigned duly authorized person.

Date:   August 24, 1998     STOLT COMEX SEAWAY INC., a Delaware corporation


                            By:    /s/ Bruno Chabas
                               -----------------------------------
                                       Bruno Chabas, President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

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<F1> On August 17,  1998,  at  the  effective  time  of the merger of CC
Acquisition Corp., a wholly-owned subsidiary of Stolt Comex Seaway Inc. ("SCSI"), with and into Ceanic Corporation ("Registrant"), Registrant became a direct, wholly-owned subsidiary of SCSI. In accordance with Rule 12g-4(b) under the Securities Exchange Act of 1934, as amended, this certification on Form 15 is filed by SCSI.